Exhibit 10.4

SCHEDULE 1

Standard Picture Requirements

(as may be amended by written agreement between the Parties for each Picture)

1.	Length	93 minutes long without end credits plus shorter version if required by Regent

2.	Budget	Per paragraph 2.3, but in any event not less than US$1,000,000

3.	Film Stock	Color, 35mm

4.	Language	English

5.	MPAA rating	Eligible for rating no more restrictive than “R”

6.	Director

7.	Lead Cast

8.	Special Effects Facility

9.	Pre-Sales to be Secured by Regent

10.	Production Schedule

11.	Delivery Date

12.

Signed by:

Regent Worldwide Sales LLC

Public Media Works, Inc

Dated:

SCHEDULE 2

Delivery Schedule

This Delivery Schedule is attached to and made part of the Agreement (the “Agreement”) dated as of               , between Regent Worldwide Sales, LLC (“Regent”) and Public Media Works, Inc. (“Public”).  The following constitutes the schedule of delivery items (collectively the “Materials”) required to be delivered by Public to Regent in connection with each Picture.  Public shall (at Public’s sole cost and expense) deliver to Regent, at such location (including such laboratories), as Regent shall designate, each and all of the Materials for the Picture described below.  The Materials shall be in technically satisfactory condition for purposes of Regent’s exploitation of the Picture pursuant to the Agreement.  All Agreements and other documentation constituting Materials hereunder shall be subject to Regent’s approval.  Regent will review the Materials after delivery.  If Regent, in its reasonable discretion, determines that all or any part of the Materials are incomplete or unacceptable, Regent will notify Public in writing thereof in accordance with Paragraph 19 of this Agreement.  Delivery of the Materials for the Picture shall be deemed complete when Regent has accepted delivery of the Materials for the Picture by sending Public written notice hereof.

If Regent notifies Public in writing of any defects or omissions in the Materials for the Picture in accordance herewith, then, within five (5) business days thereafter, Public shall cause such defects to be corrected and shall deliver such new materials (the “New Materials”) to Regent, subject to Regent’s reasonable approval in each and every instance, in accordance with the procedure set forth above.  Public shall immediately pay all costs of manufacturing and delivering such New Materials.  In the event Regent shall have furnished Public with written notice stating with specificity the defects and/or omission in the Materials delivered (and/or not delivered) by Public to Regent, and in the event Public fails to correct any defect or to cause such New Materials for the Picture to be delivered to Regent within said five (5) day period, then, without limiting any other rights and/or remedies that Regent may have pursuant to the Agreement and/or otherwise, such failure shall be deemed to constitute a material breach of the Agreement, and if so requested by Regent, the Agreement shall immediately be deemed terminated pursuant to Paragraph 11 of this Agreement.  Acceptance by Regent of less than all of the Materials required for delivery of the Picture shall not be construed as a waiver by Regent of any or all of Public’s obligations to deliver any Materials required hereunder.  In the event of any defect and/or omission in any material required to be delivered by Public pursuant hereto, and in the event Public shall have failed or refused to have rectified any such defect and/or omission in accordance herewith, then, Regent shall have the right to obtain or supply for itself any such omitted or defective Materials, and the cost of any such Materials or item of delivery which is so omitted by Public and obtained by Regent from other sources may be deducted by Regent from any and all monies due Public hereunder.  Acceptance by Regent of the Materials, including, without limitation, any and all chain-of-title and insurance documents, as specifically set forth in Schedule “2”, shall not relieve Public of its obligations to Regent pursuant to the warranties and indemnification provisions hereof.  As used in this Schedule “2” “Laboratory Access” shall mean from a laboratory approved by Regent by means of a fully executed Laboratory Access Letter in the form attached hereto as Schedule “2(A)”.

Delivery of the FILM will consist of (i) making physical delivery (“PHYSICAL DELIVERY”) of the following materials to such delivery locations as Regent may designate, or (ii) making such materials available (“ACCESS”) by a fully executed Laboratory Access Letter in a form, and at alaboratory reasonably acceptable to Regent, each as indicated.  All materials delivered hereunder shall be of first-class technical quality in accordance with the customary standards of the motion picture industry and shall be delivered at Public’s sole expense.  Public shall also give Regent laboratory access to any of the following materials which are physically delivered to Regent hereunder if Public also has a duplicate of any such materials on deposit with a laboratory or facility.

I.             Picture Items: All materials must be conformed to the international version credits and contain company logo(s).  Materials to be delivered to Regent Worldwide Sales, 10990 Wilshire Blvd., Penthouse, Los Angeles, CA 90024, Attention: Rick Short, or such other address or individual as Regent Worldwide Sales shall determine.

A.           Original Negative: A Laboratory Access Letter granting Regent access to the original 35mm picture Negative of the Picture, which shall: be fully-cut, edited and assembled complete with credits and main, narrative (if any), end and all descriptive titles.  Negative must conform in all respects to the final edited version of the action work print of the Picture.  Negative shall be full frame (i.e., Public will not use a hard matte during photography).  Negative must be of first class technical quality and be ready and suitable for use in the printing of commercially acceptable positive prints.

B.            Interpositive Protection Master: One (1) 35mm fully timed color Interpositive Protection Masters of the Picture, conformed in all respects to the Answer Print.  If the Picture is in black and white, Public shall provide access to 1 35mm fully timed black and white fine grain protection master of the Picture, conformed in all respects to the Answer Print.

C.            Internegatives: One (1) fully timed commercially acceptable 35mm color Internegatives made from the Color Interpositive Protection Master.

D.            Optical Sound Track Negatives: One (1) 35mm Optical Sound Track Negatives in Dolby SRD in synchronization with the above Internegatives suitable for use in making first class 35mm theatrical release prints of the Picture and made from the Dolby Stereo Soundtrack specified in paragraph I. (G) below.

E.             35mm Check Prints: One (1) 35mm composite color Check Prints corresponding to the Internegatives and Optical Tracks specified above.

F.             35mm Textless Backgrounds: One (1) 35mm fully timed textless optical house original Interpositive of all title background material (textless) including main, end and explanatory title backgrounds (such as locales, translations, year, etc.).  In addition, one internegative and check print created from the Interpositive element.

G.            Stereo Printmaster: One (1) DA88 Dolby surround with SR noise reduction two-track printmaster of the original language dubbed soundtrack of the picture from which the stereo optical soundtrack negative (specified in Paragraph I.D above) has been made.  The Printmaster should be in the following configuration: DA88 8 Track. Film Speed: 24 Frames; Timecode: 29.97 non-drop frame; Format: SRD; Sample Rating: 48 KHZ; No Noise Reduction.

(i) One (1) DA88 6-track discreet printmaster with Dolby SR noise reduction (configured L,C,R,LS,RS, subwoofer).

(ii) If Dolby SRD, One (1) copy of all Magneto Optical Discs.

H.            Music and Effects Track: One (1) DA88 6-track (4–2) master with Dolby SR noise reduction containing stereo music and effects tracks configured Left, Center, Right, Surround on four tracks, extra material on track 5 and clean mono dialogue on track 6. Sound effects on this dub must be fully filled and mixed and in perfect synchronization with the Picture negative.  The extra materials track shall contain any special sound elements peculiar to the film (e.g. grunts, groans, shouts, screams, breaths, foreign language dialogue, dialogue from on screen television/radios/computers, chanting, etc.).  The Music and Effects Tracks should be in the following configuration: DA88 8 Track. Film Speed: 24 Frames; Timecode: 29.97 non-drop frame; Format: SRD; Sample Rating: 48 KHZ: No noise reduction.

One (1) DA88 of the six track discreet music and effects with Dolby SR noise reduction (configured L,C,R,LS,RS, subwoofer and dialogue guide track on 7 or 8).  The Music and Effects Tracks should be in the following configuration: DA88 8 Track . Film Speed: 24 Frames; Timecode: 29.97 non-drop frame; Format: SRD; Sample Rating: 48 KHZ; No Noise Reduction.

One (1) DA88 of the two track music and effects.  The Music and Effects Tracks should be in the following configuration: DA88 8 Track . Film Speed: 24 Frames; Timecode: 29.97 non-drop frame; Format:  SRD; Sample Rating: 48 KHZ; No Noise Reduction.

J.             Dialogue, Music and Effects: One (1) DA88 six track master with Dolby SR noise reduction of the dubbed soundtrack of the Picture containing separate stereo dialogue, stereo music and stereo effects tracks.  If six track is not available, then one DA88 three track master with Dolby SR noise reduction of the dubbed soundtrack of the Picture containing separate mono dialogue, mono music and mono effects tracks.

K.           Multi-Track Recordings: A Laboratory Access Letter with a detailed inventory list granting Regent access to all original multi-track recordings of the original music score.

L.            Cut-outs/Trims/Lifts: A Laboratory Access Letter with a detailed inventory list granting Regent access to the original negative of all cut-outs, trims, positive trims, lifts and all other material photographed or recorded by Public in connection with the production of the Picture.  This would also include the 35mm work track (sound), work picture (action); all production dialogue; all sound effects units and pre-dubs; all music units and pre-dubs and all dialogue units and pre-dubs.

M.           Alternate Film and Sound Material: A Laboratory Access Letter with a detailed inventory list granting access to Regent to all “cover shots”, alternate scenes/alternate dialogue so that the Picture can be conformed to rating, censorship requirements and/or television and airline exhibition (if required by Regent).

II.            Trailer Items:  All materials must be conformed to the international version credits and contain company logo(s).  Materials to be delivered to Regent Worldwide Sales, 10990 Wilshire Blvd., Penthouse, Los Angeles, CA 90024, Attention: Rick Short or such other address or individual as Regent Worldwide Sales shall determine.

A.            Original Trailer Negative: A Laboratory Access Letter granting Regent access to the original 35mm trailer negative, which shall be fully cut, edited and assembled; be of first class technical quality and ready and suitable for use in the creation of Interpositive Protection Masters.

B.            Interpositive Protection Master: One (1) 35mm fully timed color Interpositive Protection Master of the trailer struck from item II (A) above.

C.            Trailer Internegatives: One (1) fully timed Internegatives of the trailer (without scratched and defects), fully cut, edited and assembled.

D.            Trailer Optical Sound track Negatives: One (1) fully mixed and recorded original 35mm Optical Sound Track Negative of the Completed Trailer prepared for printing in perfect synchronization with the Trailer Picture Negative.

E.             35mm Check Trailer Print: One (1) color corrected Check Prints corresponding to each of the Internegatives and Optical Sound Track Negatives specified above.

F.             I.P. Textless Backgrounds: One (1) 35mm textless Interpositive of the textless background of the trailer titles, credits and inserts of texted scenes (if any), unless the trailer titles, credits and/or inserts appear on a blank screen.

G.            Stereo Printmaster: One (1) DA88 Dolby surround with SR noise reduction two-track printmaster of the original language dubbed soundtrack of the trailer from which the stereo optical soundtrack negative (specified in II.D above) has been made.  The Printmaster should be in the following configuration: DA88 8 Track.  Film Speed: 24 Frames; Timecode:29.97 non drop frame; Format: SRD; Sample Rating: 48 KHZ; No Noise Reduction.

(i)              If Dolby SRD, One (1) copy of all Magneto Optical Discs.

(ii)             One (1) DA88 6-track discreet printmaster with Dolby SR noise reduction (configured L,C,R,LS,RS, subwoofer).  The Printmaster should be in the following configuration: DA88 8 Track; Film Speed: 24 Frames; Tirnecode:29.97 non drop frame; Format: SRD; Sample Rating: 48 KHZ; No Noise Reduction.  If Dolby SRD, One (1) copy of all Magneto Optical Discs.

H.           Music and Effects Track: One (1) DA88 4-track master with Dolby SR noise reduction containing stereo music and effects tracks configured Left, Center, Right, Surround on four tracks.  Sound effects on this dub must be fully filled and mixed and in perfect synchronization with the Trailer negative.  The Music and Effects Tracks should be in the following configuration: DA88 8 Track.  Film Speed: 24 Frames; Timecode:29.97 non drop frame; Format: SRD; Sample Rating: 48 KHZ; No Noise Reduction.

One (1) DA88 of the six track discreet music and effects with Dolby SR noise reduction (configured L,C,R,LS,RS, subwoofer).  The Music and Effects Tracks should be in the following configuration: DA88 8 track.  Film Speed: 24 Frames; Timecode:29.97 non drop frame; Format: SRD; Sample Rating: 48 KHZ; No Noise Reduction.

L.             Split Tracks Master: One (1) DA88 split tracks master containing Narration/Dialogue/Music/Effects on separate mono tracks.

J.             PAL and NTSC Digital Masters: One (1) PAL and NTSC standard first-generation D-1 transfer master of the Trailer in the following formats:   4x3 PAL and NTSC Fullframe Pan/Scan.  Master should be scene-to-scene color corrected with pan and scan as necessary.  Master must conform in all respects to broadcast television standards throughout the world.  If stereo, the sound should be transferred simultaneously with the Picture from the 35mm Original Two-Track Dolby Stereo Magnetic Sound Master.  If the Picture contains subtitling over action (excluding main and end title sequence), Regent shall be provided with a texted and textless master.  Each video Master shall have the following audio configuration:

Channel 1: Stereo Left – Original composite mix

Channel 2: Stereo Right – Original composite mix

Channel 3: Final M/E Left

Channel 4: Final M/E Right

III.          Television/Airline Version: (if applicable) All materials must be conformed to the international version credits.  Materials to be delivered to Regent Worldwide Sales, 10990 Wilshire Blvd., Penthouse, Los Angeles, CA 90024, Attention: Rick Short or such other address or individual as Regent Worldwide Sales shall determine.

A.           One (1) broadcast quality D-l NTSC and one (1) broadcast quality D-l PAL digital videotape master of the television/airline version of the picture which conforms to standards and practices and length requirements for the United States and foreign free television and airline exhibition of the picture.  Program shall contain all or any part of the alternative scenes and/or dialogue and/or eliminations and/or additions for the purpose of conforming to an acceptable television/airline version.  The running time of the television/airline version shall not be less than ninety-two minutes.

IV.           Video Items: All materials must be conformed to the international version credits and contain company logo(s).  Materials to be delivered to Regent Worldwide Sales, 10990 Wilshire Blvd., Penthouse, Los Angeles, CA 90024, Attention: Rick Short or such other address or individual as Regent Worldwide Sales shall determine.

High Definition Master: One (1) HD-5 telecine master created from either the Feature Interpositive or Low Contrast Print (made from the original Negative) of the Feature in the following formats: 16x9 Letterbox matching original Picture aspect ratio, 16x9 Fullframe Pan/Scan (Pan/Scan if needed), and 4x3 Fullframe Pan/Scan (preferably a reversed anamorphic so that the 4x3 picture will fit the entire 16x9 screen).  Master should be scene-to-scene color corrected with pan and scan as necessary.  Master must conform in all respects to broadcast television standards throughout the world.  If stereo, the sound should be transferred simultaneously with the Picture from the 35mm Original Two-Track Dolby Stereo Magnetic Sound Master.  If the Picture contains subtitling over action (including main and end title sequence), Regent shall be provided with a texted and textless master.  Each video Master shall have the following audio configuration:

Channel 1: Stereo Left – Original composite mix

Channel 2: Stereo Right – Original composite mix

Channel 3: Final M/E Left

Channel 4: Final M/E Right

PAL and NTSC Digital Masters: One (1) PAL and NTSC standard first-generation D-l transfer master created from above High Definition Masters (item A.) of the Feature in the following formats: 16x9 PAL and NTSC Letterbox (to match original Picture aspect ratio), 16x9 PAL and NTSC Fullframe Pan/Scan, 4x3 PAL and NTSC Letterbox (to match original Picture aspect ratio), 4x3 PAL and NTSC Fullframe Pan/Scan.  Master should be scene to scene color corrected with pan and scan as necessary.  Master must conform in all respects to broadcast television standards throughout the world.  If stereo, the sound should be transferred simultaneously with the Picture from the 35mm Original Two-Track Dolby Stereo Magnetic Sound Master.  If the Picture contains subtitling over action (including main and end title sequence), Regent shall be provided with a texted and textless master.  Each video Master shall have the following audio configuration:

Channel 1: Stereo Left – Original composite mix

Channel 2: Stereo Right – Original composite mix

Channel 3: Final M/E Left

Channel 4: Final M/E Right

C.            NTSC Digital Betacam Protection Masters: One (1) NTSC Digital Betacam Protection Masters of the Feature and Trailer made from the above digital masters (time code straight across).

D.            PAL Digital Betacam Protection Masters: One (I) PAL Digital Betacam Protection Masters of the Feature and trailer made from the above digital master (time code straight across).

VI.          Publicity and Advertising items: Unless otherwise noted, all written material shall be in the English language.  All materials must be conformed to the international version credits.  Materials to be delivered to Regent Worldwide Sales, 10990 Wilshire Blvd., Penthouse, Los

Angeles, CA 90024, Attention: Rick Short or such other address or individual as Regent Worldwide Sales shall determine.

A.            Color Photography: No less than Two Hundred (200) original color negatives (or transparencies) with a copy of each color negatives on diskette in a high-resolution format as approved in advance of delivery to Regent by all persons possessing approval rights over such negatives, together with written proof of such approval.  In addition, Regent shall receive access to all color photography connected with the Picture.  A notation identifying the persons shall accompany negatives and/or transparencies and events depicted therein and shall be suitable for reproduction for advertising and publicity purposes.

B.             Black and White Photography: No less than One hundred (100) original Black and White still photograph contact prints with a copy of each color negatives on diskette in a high-resolution format, as approved in advance of delivery to Regent by all persons possessing approval rights over such photographs, together with written proof of such approval.  In addition, Regent shall be granted access to all original Black and White negatives connected with the Picture.   Negatives and/or contact sheets shall be accompanied bya notation identifying the persons and events depicted therein and shall be suitable for reproduction and advertising purposes.

C.             Textless Artwork Transparency: One (1) final original 8 X 10 Textless Artwork Transparency and Diskette in a high-resolution format containing all artwork to be used for the one sheet poster and all advertising.

D.            Texted Artwork Transparency: One final original 8 X 10 Texted Artwork Transparency and Diskette in a high-resolution formal containing all artwork be used for the one sheet poster and all advertising.

E.             Credit Block: A reproducible photostat and Diskette in a high-resolution format of the contractually correct billing block which shall represent exact placement, wording and size of each paid advertising credit.

F.             Biographies: One (1) typewritten Biography with a copy on diskette in Word 4.0 format of each of the principal players, writers, individual Public(s), director and key technical personnel (director of photography, production designer, costume designer, composer, editor) prepared by the publicist assigned to the Picture.

G.             Stories/Articles: One (1) original copy with a copy on diskette in Word 4.0 format, if available, of any publicity kits, stories and articles written by the unit publicist or journalists on various aspects of events during production of the Picture, which are deemed by the unit publicist to be suitable for column placement and feature stories, if any, involving the principal players, supporting players, writer(s), and special interest material that the unit publicist has reason to believe will be of use in marketing the Picture.

H.            Production notes: One (1) original typewritten copy with a copy on diskette in Word 4.0 format of notes on the production of the Picture prepared by the unit publicist, including history of the production; illuminating comments by the cast and key filmmakers about the Picture, its significance and its special claims on the interest of the moviegoers.  All

Production Notes shall be read and approved by Public, the director and anyone else so designated by the Public before they are delivered to Regent.

I.               Synopsis: Original typewritten copy with a copy on diskette in Word 4.0 format of a brief and a long synopsis in the English language of the story of the Picture (one typewritten page in length).

J.              Advertising Materials: One (1) copy of all advertisements, paper accessories and other advertising materials, if any, prepared by Public or by any other party in connection with the Picture, including samples of one-sheet posters and individual advertising art elements and transparencies necessary to make proofs thereof.  Also, (if available) a one inch master of the electronic press kit (EPK) (narration on separate channel) and access to all elements used to create the EPK; television and radio spots.

ACCESS and USE of Publicity and Advertising Materials created for any media and/or territory outside the media and territories licensed hereunder:  For any media and/or territory that is not licensed to Regent in this Agreement, Public agrees to give Regent access to and use of, or cause Regent to get access to and use of:

(i) foreign language dubbed or subtitled versions of the Film, and;

(ii) all Film advertising original art material or transparencies, including, but not limited to key art, video box cover artwork, EPKs, television spots, DVD extra materials, etc, and ;

(iii) all FILM publicity material, and;

(iv) any website and websites materials, and;

(v) all DVD or Home Video Extras;

either created by the Public or Public’s sub-licensees, including, all at no additional cost to Regent and whether such materials are created by Public or Public’s licensees.  In connection with the foregoing, Public agrees to permit or secure permission for Regent to make or have made, at actual cost, copies of any said material for use in the Licensed Territory and by Regent its licensees.

L.             Materials to create DVD Extras: Any original materials (preferably on Digibeta) including, but not limited to EPKs, video interviews, behind-the-scenes footage.

VII.         Documentation: All paperwork shall be delivered in the English language.  All materials must be conformed to the international version credits.  Materials to be delivered to Regent Worldwide Sales, 10990 Wilshire Blvd., Penthouse, Los Angeles, CA 90024, Attention: James Hollis or such other address or individual as Regent Worldwide Sales shall determine.

A.            Combined Continuity and Spotting List: : One (1) original typewritten copy with a copy on diskette in Word 4.0 format in the English language of a detailed, final dialogue and action continuity and spotting list of the Picture containing all dialogue, narration and song vocals, as well as a cut by cut description of the Picture action, conformed to the Answer Print.  If the Picture was recorded in a language other than English, the Continuity shall contain a literal English translation (Feature and Trailer).

B.             Dialogue List: One (1) original typewritten copy with a copy on diskette in Word 4.0 format of a complete combined dialogue list of the Feature and Trailer.

C.             Literary Materials: A copy of the story, screenplay and final lined shooting script of the Picture and other literary materials relating to the Picture.

D.             Music Cue Sheet: One (1) original typewritten copy with a copy on diskette in Word 4.0 format of a music cue sheet (in substantially the form of Schedule “3(A)” attached hereto) showing the particulars of all music contained in the Picture and any completed Trailers delivered hereunder, including title of each composition; the names of composers; publishers and copyright owners; the usages (whether instrumental, instrumental-visual, vocal, vocal-visual or otherwise); the place for each composition showing the film footage and running time for each cue; the performing rights society involved any other information customarily set forth in music cue sheets.

E.              Music Contracts/Licenses/Assignments: Each of the contracts, licenses, license confirmation letters or assignments specified below that conveys to Public the right to use the music, lyrics or recordings, as applicable, in the Picture, in whole or part, in all media now known or hereafter devised, throughout the universe in perpetuity without payment of any further compensation for the grant of such rights and shall include the right to use the music, lyrics or recordings, as applicable, in connection with the advertising, promotion and publicity of the Picture, in or out of context of the Picture subject only to payment of fees to applicable performing rights societies.

(a)             Music and Lyric contracts: Duplicate originals or legible copies of all contracts covering the acquisition and performance of all music and lyrics utilized in connection with the Picture;

(b)             Music Licenses: A copy of valid licenses paid for by Public for the full period of copyright for the synchronous recording of all copyrighted music and recordings in the Picture and the performance thereof in the licensed territory throughout the entire Term of the Agreement.

Further, each of the contracts, licenses, license confirmation letters or assignments that conveys to Public the right to use film clips, posters, photographs, art work trademarks, products, logos, and other intellectual property that appears or is included in the Picture.

F.              Composer Agreement(s): One (1) copy of the original fully executed contract for the services of the composer of the musical soundtrack of the Picture and the sync license from the publisher.

G.             Credit Statement: : One (1) original typewritten copy with a copy on diskette in Word 4.0 format of a statement of credits applicable to the Picture setting forth the names and credit obligations of Public with regard to all persons to whom Public is contractually obligated to accord credit on the screen, in any paid advertising, in paperback books, on sound recordings and on videocassette packages.  The Credit Statement shall include verification of the writing credits set forth therein by the appropriate writers guild.  The credits set forth on the Credit Statement shall conform in every instance to the standard credit requirements of Regent, including without limitation, those requirements set forth in the Agreement (if applicable).  The Credit Statement should also set forth all name and likeness usage with regard to all persons to whom Public has contractually accorded such provisions.

H.            Screen Credit Requirements: : One (1) original typewritten copy with a copy on diskette in Word 4.0 format of a list of the main and end credits of the Picture (substantially in the form of Schedule “3 (B)” attached hereto) with an approved lay-out illustration of the screen and advertising credits with relative size and prominence in percentage.

I.              Director’s Guild Credit Approval: If the Picture was produced under the jurisdiction of the Director’s Guild of America (“DGA”), a letter from the DGA approving (a) the list of screen credits for the Picture submitted to the DGA pursuant to Article 8-201 of the DGA Basic Agreement, and if appropriate (b) the credits included in the paid advertising campaign material submitted to the DGA pursuant to Article 8-210 of the DGA Basic Agreement.

J.              Cast List & Crew List: : One (1) original typewritten copy with a copy on diskette in Word 4.0 format of a list indicating the name of the character portrayed by each player, including appropriate contact numbers; and one (1) copy of a list of all technical personnel (including their title and assignment) involved in the production, including appropriate contact numbers.

K.            Licenses/Contracts/Assignments: Duplicate originals of all licenses, contracts, assignments and/or other written permissions from the proper parties in interest permitting the use of any product, musical, literary, dramatic, copyrighted, trademarked and other materials of whatever nature used in the production, exploitation or advertising of the Picture.

L.             Dolby License: Executed copy of the License Agreement for use of Dolby Sound (if used) in connection with the Picture.

M.           Editors Codebook: Duplicate original or computer diskette of the entire complete codebook.  Codebook will include all key numbers, scene numbers; lab roll numbers, camera roll numbers and sound roll numbers with corresponding dates.

N.            Employment Agreements: Duplicate originals of all documents relating to the employment of all personnel engaged to render services in connection with the Picture, including but not limited to the individual Public(s), director, screenwriter(s), actors, musical performing artist(s), below the line crew, technicians and administrative staff.

O.            Residuals Information: A statement from Public indicating all union, guild or federation agreements to which Public is a party, a complete list of all personnel (and lending companies, if applicable) rendering services in connection with the Picture who are entitled to residuals, together with all information necessary to complete payment of such residual obligations.  Public agrees to indemnify Regent and hold Regent harmless from and against any and all damages, losses or expenses incurred as a result of Public supplying Regent with any incorrect, inaccurate or incomplete information.

P.              Dubbing Restrictions/Approvals: : One (1) original typewritten copy with a copy on diskette in Word 4.0 format of a statement of: (1) any limitation on use of photographic or non-photographic likenesses (2) any restrictions as to the dubbing of the voice of any player including dubbing dialogue in a language other than the language in which the Picture was recorded (if applicable).

Q.             MPAA Rating Certificate: A Certificate evidencing a rating from the Motion Picture Association of America (“MPAA”) that is not more restrictive than that specified in the Agreement (if applicable).

R.             MPAA Title Registration: Evidence that the title of the Picture has been registered under the rules of the MPAA Title Registration Bureau and that pursuant to such registration procedures, Public has the right to use the title of the Picture (if applicable).

S.             Certificates of Origin: Fifteen (15) original Certificates of Origin (substantially in the form of Schedule “3 (C)” attached hereto) certified and signed by a notary or Commissioner for Oaths, together with confirmation from the appropriate governmental agency (if orgin is outside of the United States).

T.             French Authorship Certificate: Two (2) original fully-executed French Authorship Certificates (substantially in the form of Schedule “4” attached hereto).

U.             Tax Exemption Forms: IRS Form 6166 (if applicable).  The 6166 Form is needed for the licensee of each individual right so as to avoid a 25% tax withholding (per Article VIII of the Double Taxation Convention with the U.S.) on transfers of money from certain countries to the United States.  In the event that Public cannot provide a 6166 Form, then Regent shall be entitled to be Public in the territory needed such form and shall provide its own IRS Form 6166.

Copyright Information: Detailed information with regard to the copyright proprietor of the Picture, the precise copyright notice to be affixed to all advertising and packaging.  Public shall provide Regent with one copy of the U.S. Certificate of Copyright Registration.

W.                               Short Form Assignment: One executed copy of the Short Form Assignment of Distribution rights.

X.             Chain of Title: One (1) copy of all documents evidencing Public’s right to produce, distribute and exploit the Picture including all transfer-of-rights agreements from the author and all other parties to the Public.

Y.             Errors and Omissions Policy: A copy of a “Motion Picture Public and Regent Errors and Omissions” insurance policy from an insurance company acceptable to Regent secured prior to the commencement of principal photography of the Picture, which names Regent and each of the parties indemnified in the Agreement as additional insured.  The policy shall provide insurance against any and all claims relating to the Picture and shall have limits of at least USD$1,000,000.00 with respect to any one claim relating to the Picture, USD$3,000,000.00 with respect to all claims relating to the Picture in the aggregate and the deductible of the Policy shall not exceed USD$10,000.00.  The Policy shall be for an initial period commencing as soon as reasonably practicable and in no event later than commencement of principal photography of the Picture and terminating no earlier than 5 years thereafter, with an option for an additional year and shall be delivered together with evidence indicating that the premium for the Policy has been paid in full for the applicable term.

Z.             Copyright Report and Title Report & Opinion and Script Clearance Report: A current (i.e. issued within two months of the date of the Agreement) Copyright Report and Opinion and Title report and Opinion issued by Thomson & Thomson/Brylawski, Leeds & Komen or Dennis Angel; and a script clearance report from an established reputable script clearance company such as Joan Pearce and Associates.  All of the latter items must show no incumbrances, liens, conflicting interests and the right to clear use of the script, the title, and the rights granted to Regent.

SCHEDULE “2 (A)”

[DATE]

[LAB NAME]
[LAB ADDRESS]
Attn:

Re:          Lab Access Letter - “[PICTURE NAME]”

Dear

This will advise you that pursuant to a written agreement (“Agreement”), the undersigned has granted to Regent Worldwide Sales, LLC (“Regent”), certain marketing and sales rights for the motion picture entitled “                              ” (“Picture”).

You hereby represent and warrant that there are on deposit in your laboratory in our name and for our account, all materials relating to the Picture, including, but not limited to, the materials set forth on the attached Exhibit “A”.

We hereby authorize, direct and instruct you, and you agree, to fill all orders from Regent or its designees at Regent’s sole cost and expense, for positive prints of, or other laboratory services and materials with respect to the Picture, as Regent may from time to time order, subject to Regent’s making satisfactory arrangements with you regarding payment for any such services or materials.  You agree to deliver to Regent, upon their request, such preprint material and other materials as they may order.

Upon our written request, you will send statements to us setting forth, in detail, all orders placed by Regent in connection with the Picture during the period while this Access Letter is in effect.

You shall not permit the original negative of the Picture or any of the above materials to be removed from your possession while this Laboratory Access Letter remains in effect without the written consent of Regent or Public.

All materials and services which you may supply to, or order for, Regent are to be paid for solely by Regent.  You agree that we shall not be liable to pay any of your charges which may be incurred by Regent for any services or materials relating to the Picture, and that you will neither refuse to process our orders for materials and services relating to the Picture, nor assert any lien on the Picture or any materials relating thereto as against us by reason of the failure of Regent to pay charges which it may incur for materials of services relating to the Picture.

You agree that Regent shall not be liable to pay any of your charges which may be incurred by us or any of our other licensees for any services and materials relating to the Picture.  You will neither refuse to process Regent’s orders for materials and services relating to the Picture nor assert any lien against the Picture or any materials relating thereto as against Regent by reason of the failure by us (or any of our other Regents) to pay any charges which we or they may incur for services and materials relating to the Picture, except that your laboratory shall comply with all applicable Federal, State, and Local statutes.

Please indicate your agreement to the foregoing by signing in the space provided below.

Very truly yours,

Public Media Works, Inc.

By:
Its:
Agreed to:

[LABORATORY]

By:
Its:

Approved:

Regent Worldwide Sales, LLC

By:
Its:

SCHEDULE “3 (A)”

MUSIC CUE SHEET

Original Title:	Total Length:	Total Music:	Total Score:

Feature:	Producer/Country of Origin:		Director:

Music Editor:	Principal Actors:

1.	Title of Composition:	Time:
	Composer:	Reel No:
Publisher:
Vocal or Instrumental:
Background or Visual:
	Master License required:	Public:

2.	Title of Composition:	Time:
	Composer:	Reel No:
Publisher:
Vocal or Instrumental:
Background or Visual:
	Master License required:	Public:

3.	Title of Composition:	Time:
	Composer:	Reel No:
Publisher:
Vocal or Instrumental:
Background or Visual:
	Master License required:	Public:

SCHEDULE “3 (B)”

TITLE AND CREDIT REQUIREMENTS

The information set forth below shall be backed up by summaries of the relevant contractual credit provisions for each party entitled by contract to receive the credit set forth below, which summaries shall be attached to this memorandum when it is submitted to Regent Entertainment Pictures.

TITLE:

	Regular Title	Artwork Title
[Name of Presenter] Presents	35%	15%
A [Name of Production Company] Production	35%	15%

[PICTURE TITLE]	100%	100%

[1st Player]	100%	25%

[2nd Player]	100%	25%

Music by	35%	15%
[ ]

Edited by	35%	15%
[ ]

Production Designer	35%	15%
[ ]

Director of Photography	35%	15%
[ ]

Co-Producer	35%	15%
[ ]

Executive Producer	35%	15%
[ ]

Written by	35%	15%
[ ]

Produced by	35%	15%
[ ]

Directed by	35%	15%
[ ]

© [Year] [ ]	Color by [ ]
All Rights Reserved
Released by [ ]

SCHEDULE “3 (C)”

CERTIFICATE OF ORIGIN

This will certify that this Motion Picture was entirely made with American financing in the United States of America, and on the basis of the foregoing it is requested that this Motion Picture be treated in the territory of                  as a United States production for distribution, exhibition and importation purposes.

TITLE:

PRODUCTION COMPANY:

PRODUCER:

DIRECTOR:

CAST:

ORIGIN OF FILM:

GAUGE:	35mm

LENGTH/RUNNING TIME:

LOCATION OF PHOTOGRAPHY:

YEAR OF PRODUCTION:	200

EDITED IN:	Los Angeles, California

Authorized signature (notarized)

“SCHEDULE 4”

ATTESTATION D’AUTEUR
AUTHOR’S CERTIFICATE

Je sousigne

(I, the undersigned)

demeurant

(address)

declare etre le seul auteur du scenario original non tire d’une oeuvre anterieure.

(being the sole author of the original screenplay not being taken from any previous work.)

intitule:

(entitled)

et authorise

(and authorize)

a produire et exploiter un film de cette oeuvre.

(to produce and distribute a film based on this work)

Le presente autorisation est accordee pour une duree de:                 annees a compter du

                                         .

(The present authorization is given for a period of       years commencing on           .)

[OR:

Le presente autorisation est accordee pour une duree de, a’  perpetuite’ a’ compter du                .

(The present authorization is given for a period in Perpetuity commencing on                 .)]

Signature of Author

(notary seal)

SCHEDULE 5

SHORT FORM MEMORANDUM OF DISTRIBUTION RIGHTS

Reference is made to that certain screenplay entitled “[                        ]” written by [                        ] and registered in the United States Copyright Office in the name of [                        ] on [                        ], Certificate No. [                        ] (the “Screenplay”) and that certain theatrical motion picture entitled [“                        ”] based upon the Screenplay (the “Picture”).

KNOW ALL MEN BY THESE PRESENTS: That the undersigned, for value received, hereby licenses, grants, assigns and sets over unto REGENT WORLDWIDE SALES, LLC and its successors and assigns (herein called “Licensee”), certain right, title and interest in and to the Screenplay and the Picture (which together with the title, themes, contents and characters and other versions thereof, are hereinafter called the “Work”), including, but not limited to worldwide distribution rights in all media, and to other rights under copyright, for a term of years and subject to certain conditions, as more particularly set forth in that certain Distribution Rights License Agreement (the “Agreement”) between the undersigned and Licensee dated as of [               ].

Licensee is hereby empowered to bring, prosecute, defend and appear in suits, actions and proceedings of any nature under or concerning all copyrights in and to said Work and all renewals thereof, or concerning any infringement thereof, or interference with any of the rights hereby granted under said copyrights or renewals thereof, in its own name or in the name of the copyright proprietor, but at the expense of Licensee, and, at its option, Licensee may join such copyright proprietor and/or the undersigned as a party plaintiff or defendant in any such suit, action or proceeding.

IN WITNESS WHEREOF the undersigned has executed this Short Form Memorandum of Distribution Rights as of [                        ].

PUBLIC MEDIA WORKS, INC.

By:

Its:

On                 , 20  ,  before me, the undersigned, a Notary Public in                      ,                         personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

(This area for official notarial seal)
Signature of Notary